Exhibit 10.1

UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF COLUMBIA

UNITED STATES OF AMERICA, et al.
Plaintiffs,
v.
Case No. 1:13-cv-01236 (CKK)
US AIRWAYS GROUP, INC. and
AMR CORPORATION
Defendants.

PROPOSED FINAL JUDGMENT

WHEREAS, Plaintiffs United States of America (“United States”) and the States of Arizona, Florida, Tennessee and Michigan, the Commonwealths of Pennsylvania and Virginia, and the District of Columbia (“Plaintiff States”) filed their Complaint against Defendants US Airways Group, Inc. (“US Airways”) and AMR Corporation (“American”) on August 13, 2013, as amended on September 5, 2013;

AND WHEREAS, the United States and the Plaintiff States and Defendants, by their respective attorneys, have consented to the entry of this Final Judgment without trial or adjudication of any issue of fact or law, and without this Final Judgment constituting any evidence against or admission by any party regarding any issue of fact or law;

AND WHEREAS, Defendants agree to be bound by the provisions of the Final Judgment pending its approval by the Court;

AND WHEREAS, the essence of this Final Judgment is the prompt and certain divestiture of certain rights or assets by the Defendants to assure that competition is not substantially lessened;

AND WHEREAS, the Final Judgment requires Defendants to make certain divestitures for the purposes of remedying the loss of competition alleged in the Complaint;

AND WHEREAS, Defendants have represented to the United States and the Plaintiff States that the divestitures required below can and will be made, and that the Defendants will later raise no claim of hardship or difficulty as grounds for asking the Court to modify any of the provisions below;

NOW THEREFORE, before any testimony is taken, without trial or adjudication of any issue of fact or law, and upon consent of the parties, it is ORDERED, ADJUDGED, AND DECREED:

I. JURISDICTION

This Court has jurisdiction over the subject matter of and each of the parties to this action. The Complaint states a claim upon which relief can be granted against Defendants US Airways and American under Section 7 of the Clayton Act as amended (15 U.S.C. § 18).

II. DEFINITIONS

As used in the Final Judgment:

A. “Acquirer” or “Acquirers” means the entity or entities, approved by the United States in its sole discretion in consultation with the Plaintiff States, to which Defendants may divest all or specified parts of the Divestiture Assets.

B. “American” means Defendant AMR Corporation, its parents, successors and assigns, divisions, subsidiaries, affiliates, partnerships and joint ventures; and all directors, officers, employees, agents, and representatives of the foregoing. As used in this definition, the terms “parent,” “subsidiary,” “affiliate,” and “joint venture” refer to any person or entity in which American holds, directly or indirectly, a majority (greater than 50 percent) or total ownership or control or which holds, directly or indirectly a majority (greater than 50 percent) or total ownership or control in American.

C. “Associated Ground Facilities” means the facilities owned or operated by Defendants and reasonably necessary for Acquirer(s) to operate the Divested Assets at the relevant airport, including, but not limited to, ticket counters, hold-rooms, leased jet bridges, and operations space.

D. “DCA Gates and Facilities” means all rights and interests held by Defendants in the gates at Washington Reagan National Airport (“DCA”) described in Exhibit A and in the Associated Ground Facilities, up to the extent such gates and Associated Ground Facilities were used by Defendants to support the use of the DCA Slots.

E. “DCA Slots” means all rights and interests held by Defendants in the 104 slots at DCA listed in Exhibit A, consisting of two air carrier slots held by US Airways at DCA and 102 air carrier slots held by American at DCA, including the JetBlue Slots.

F. “Divestiture Assets” means (1) the DCA Slots, (2) the DCA Gates and Facilities, (3) the LGA Slots, (4) the LGA Gates and Facilities, and (5) the Key Airport Gates and Facilities.

G. “JetBlue Slots” means all rights and interests held by Defendants in the 16 slots at DCA currently leased by American to JetBlue Airways, Inc., listed in Exhibit A.

H. “Key Airport” means each of the following airports: (1) Boston Logan International Airport; (2) Chicago O’Hare International Airport; (3) Dallas Love Field; (4) Los Angeles International Airport; and (5) Miami International Airport.

I. “Key Airport Gates and Facilities” means all rights and interests held by Defendants in two gates at each Key Airport as described in Exhibit C. The term “Key Airport Gates and Facilities” includes Associated Ground Facilities, up to the extent such facilities were used by Defendants to support the gates described in Exhibit C.

J. “LGA Gates and Facilities” means all rights and interests held by Defendants in the gates at New York LaGuardia Airport (“LGA”) described in Exhibit B and Associated Ground Facilities up to the extent of such gates and Associated Ground Facilities were used by Defendants to support the use of the LGA Slots.

K. “LGA Slots” means the 34 slots at New York LaGuardia Airport (“LGA”) listed in Exhibit B, consisting of the Southwest Slots and 24 additional slots held by American or US Airways.

L. “Slot Bundles” means groupings of DCA Slots and LGA Slots, as determined by the United States in its sole discretion in consultation with the Plaintiff States.

M. “Southwest Slots” means the 10 slots at LGA currently leased by American to Southwest Airlines, Inc. listed in Exhibit B.

N. “Transaction” means the transaction referred to in the Agreement and Plan of Merger among AMR Corporation, AMR Merger Sub, Inc., and US Airways Group, Inc., dated as of February 13, 2013.

O. “US Airways” means Defendant US Airways Group, Inc., its parents, successors and assigns, divisions, subsidiaries, affiliates, partnerships and joint ventures; and all directors, officers, employees, agents, and representatives of the foregoing. For purposes of this definition, the terms “parent,” “subsidiary,” “affiliate,” and “joint venture” refer to any person or entity in which US Airways holds, directly or indirectly, a majority (greater than 50 percent) or total ownership or control or which holds, directly or indirectly, a majority (greater than 50 percent) or total ownership or control in US Airways.

III. APPLICABILITY

A. This Final Judgment applies to Defendants and all other persons in active concert or participation with any of them who receive actual notice of this Final Judgment by personal service or otherwise.

B. If, prior to complying with Section IV and V of this Final Judgment, a Defendant directly or indirectly sells or otherwise disposes of any of the Divestiture Assets, it shall require the purchaser of the Divestiture Assets to be bound by the provisions of this Final Judgment. Defendants need not obtain such an agreement from the Acquirer(s) of the assets divested pursuant to this Final Judgment.

IV. DIVESTITURES

A. Subject to any necessary approval of the Federal Aviation Administration, Defendants are ordered and directed to divest the DCA Slots and LGA Slots to Acquirers in a manner consistent with this Final Judgment within ninety (90) calendar days after the later of (1) completion of the Transaction or (2) the United States providing Defendants a list of the Acquirers and Slot Bundles.

B. Subject to any necessary approval of the relevant airport operator, Defendants are ordered and directed to transfer the DCA Gates and Facilities as necessary to Acquirers of the DCA Slots within ninety (90) days after completion of the divestiture of the DCA Slots.

C. Subject to any necessary approval of the relevant airport operator, Defendants are ordered and directed to transfer the LGA Gates and Facilities as necessary to Acquirer(s) of the LGA Slots within ninety (90) days after completion of the divestiture of the LGA Slots.

D. Subject to any necessary approval of the relevant airport operator, Defendants are ordered and directed to divest the Key Airport Gates and Facilities to Acquirer(s) in a manner consistent with this Final Judgment within 180 calendar days after the later of (1) completion of the Transaction or (2) the United States providing Defendants a list of the Acquirers.

E. All proceeds from the transfer of the DCA Slots and the LGA Slots are for the account of Defendants. Defendants agree to use their best efforts to divest the Divestiture Assets as expeditiously as possible. The United States in its sole discretion, may agree to one or more extensions of each of the time periods specified in Sections IV.A. – IV.D., not to exceed sixty (60) calendar days in total for each such time period, and shall extend any time period by the number of days during which there is pending any objection under

Section VI of this Final Judgment. The United States shall notify the Court of any extensions of the time periods.

F. The Court orders the divestiture of the DCA Slots and DCA Gates and Facilities to proceed as follows:

1. Defendants shall offer to divest the 16 JetBlue Slots to JetBlue Airways, Inc., by making permanent the current agreement between JetBlue and American to exchange the JetBlue Slots for slots at John F. Kennedy International Airport;

2. Defendants shall divest in Slot Bundles to at least two Acquirers the other 88 DCA slots listed in Exhibit A, together with any of the JetBlue Slots not sold to JetBlue pursuant to paragraph IV.F.1. above;

3. Defendants shall either (a) sublease to Acquirers of the DCA Slots, the DCA Gates and Facilities on the same terms and conditions pursuant to which the Defendants currently lease the DCA Gates and Facilities or, (b) with the consent of the United States, pursuant to an agreement with the airport operator, relinquish the DCA Gates and Facilities to the airport operator to enable the Acquirer to lease them from the airport operator on terms and conditions determined by the airport operator, and shall make best efforts to obtain any consent or approval from the relevant airport operator for the divestitures required by this paragraph;

4. Following the divestiture of the DCA Slots, if requested by an Acquirer, Defendants shall lease the DCA Slots from the Acquirer for no consideration for a period not to exceed 180 calendar days. Defendants shall continue to operate the DCA Slots during this lease-back period at a level sufficient to prevent the DCA Slots from reverting to the Federal Aviation Administration pursuant to 14 C.F.R. § 93.227. The lease-back period may be extended at the sole discretion of the Acquirer(s), with the approval of the United States, in consultation with the Plaintiff States.

G. The Court orders the divestiture of the LGA Slots and LGA Gates and Facilities to proceed as follows:

1. Defendants shall offer to divest the ten Southwest Slots to Southwest Airlines, Inc.;

2. Defendants shall divest in Slot Bundles to Acquirer(s) the other 24 LGA slots listed in Exhibit B, together with any of the Southwest Slots not sold to Southwest pursuant to Paragraph IV.G.1. above;

3. Defendants shall either (a) sublease to the Acquirer(s) of the LGA Slots, the LGA Gates and Facilities on the same terms and conditions pursuant to which the Defendants currently lease the LGA Gates and Facilities or, (b) with the consent of the United States, pursuant to an agreement with the airport operator, relinquish the LGA Gates and Facilities to the airport operator to enable the Acquirer to lease them from the airport operator on terms and conditions determined by the airport operator, and shall make best efforts to obtain any consent or approval from the relevant airport operator for the divestitures required by this paragraph;

4. Defendants shall make reasonable best efforts to facilitate any re-locations necessary to ensure that the Acquirer(s) can operate from contiguous gates at LGA to the extent such relocation does not unduly disrupt Defendants’ operations.

5. Following the divestiture of the LGA Slots, if requested by the Acquirer(s), Defendants shall lease the LGA Slots from the Acquirer for no consideration for a period not to exceed 180 calendar days. Defendants shall continue to operate the LGA Slots during this lease-back period at a level sufficient to prevent the LGA Slots from reverting to the Federal Aviation Administration pursuant to 71 Fed. Reg. 77,854 (Dec. 27, 2006), as extended by 78 Fed. Reg. 28, 279 (Oct. 24, 2013). The lease-back period may be extended at the sole discretion of the Acquirer(s), with the approval of the United States, in consultation with the Plaintiff States.

H. The Court orders the divestiture of the Key Airport Gates and Facilities, to proceed as follows:

1. Defendants shall either (a) lease to the Acquirers the Key Airport Gates and Facilities on the same terms and conditions pursuant to which the Defendants currently lease the Key Airport Gates and Facilities, or (b) with the consent of the United States, pursuant to an agreement with the airport operator, relinquish the Key Airport Gates and Facilities to the airport operator to enable the Acquirer to lease them from the airport operator on terms and conditions determined by the airport operator;

2. Defendants shall make best efforts to obtain any consent or approval from the relevant airport operator for the transfer(s) required by this Section;

3. With respect to the Divestiture Assets at Boston Logan International Airport, Defendants shall make reasonable best efforts to facilitate any re-locations necessary to ensure that the Acquirer(s) can operate from contiguous gates at the Key Airport, to the extent such relocation does not unduly disrupt Defendants’ operations.

I. In accomplishing the divestiture ordered by this Final Judgment, Defendants promptly shall make known, by usual and customary means, the availability of the Divestiture Assets to Acquirer(s). Defendants shall inform any such person contacted regarding a possible purchase of the Divestiture Assets that they are being divested pursuant to this Final Judgment and provide that person with a copy of this Final Judgment. Defendants shall offer to furnish to all prospective Acquirers, subject to customary confidentiality assurances, all information and documents relating to the Divestiture Assets customarily provided in a due diligence process except such information or documents subject to the attorney-client privileges or work-product doctrine. Defendants shall make available such information to the United States at the same time that such information is made available to any other person.

J. As part of their obligations under paragraph IV.I. above, Defendants shall permit prospective Acquirers of the Divestiture Assets to have reasonable access to: (i) personnel; (ii) the physical facilities of the Divestiture Assets to make reasonable inspections; (iii) all environmental, zoning, and other permit documents and information; and (iv) all financial, operational, or other documents and information customarily provided as part of a due diligence process.

K. Defendants shall warrant to the Acquirer(s) that each asset will be operational on the date of transfer.

L. Defendants shall not take any action that will impede in any way the permitting, operation, or divestiture of the Divestiture Assets.

M. Defendants shall warrant to the Acquirer(s) that there are no material defects in any environmental, zoning or other permits obtained or controlled by Defendants pertaining to the operation of the Divestiture Assets, and that following the sale of the Divestiture Assets, Defendants will not undertake, directly or indirectly, any challenges to the environmental, zoning, or other permits relating to the operation of the Divestiture Assets.

N. Unless the United States otherwise consents in writing, the divestiture pursuant to Section IV or V shall include the entire Divestiture Assets, and shall be accomplished in such a way as to satisfy the United States, in its sole discretion, in consultation with the Plaintiff States, that the Divestiture Assets can and will be used by the Acquirer(s) as part of a viable, ongoing business, engaged in providing scheduled air passenger service in the United States. Divestiture of the Divestiture Assets may be made to Acquirers, provided that in each instance it is demonstrated to the sole satisfaction of the United States, in consultation with the Plaintiff States, that the Divestiture Assets will remain viable and the divestiture of such assets will remedy the competitive harm alleged in the Complaint. The divestiture, whether pursuant to Section IV or Section V of this Final Judgment, shall be:

1. made to an Acquirer(s) that, in the United States’ sole judgment, in consultation with the Plaintiff States, has the intent and capability (including the necessary managerial, operational, technical and financial capability) to compete effectively in the business of providing scheduled airline passenger service; and

2. accomplished so as to satisfy the United States in its sole discretion, in consultation with the Plaintiff States, that none of the terms of any agreement between an Acquirer(s) and Defendants gives Defendants the ability unreasonably to raise the Acquirer’s costs, to lower the Acquirer’s efficiency, or otherwise to interfere in the ability of the Acquirer(s) to effectively compete.

V. APPOINTMENT OF TRUSTEE TO EFFECT DIVESTITURE

A. If Defendants have not divested the Divestiture Assets within the time periods specified in Sections IV.A. – IV.D., Defendants shall notify the United States and the Plaintiff States of that fact in writing. Upon application of the United States, the Court shall appoint a Divestiture Trustee selected by the United States, in consultation with the Plaintiff States, and approved by the Court to divest the Divestiture Assets in a manner consistent with this Final Judgment.

B. After the appointment of a Divestiture Trustee becomes effective, only the Divestiture Trustee shall have the right to sell the Divestiture Assets, including any arrangements related to Associated Ground Facilities. The Divestiture Trustee shall have the power and authority to accomplish the divestiture to an Acquirer(s) acceptable to the United States in its sole discretion, in consultation with the Plaintiff States, at such price and on such terms as are then obtainable upon reasonable effort by the Divestiture Trustee, subject to the provisions of Section IV, V, and VI of this Final Judgment, and shall have such other powers as this Court deems appropriate.

C. Subject to Section V.E. of this Final Judgment, the Divestiture Trustee may hire at the reasonable cost and expense of Defendants any investment bankers, attorneys, or other agents, who shall be solely accountable to the Divestiture Trustee, reasonably necessary in the Divestiture Trustee’s judgment to assist in the divestiture.

D. Defendants shall not object to a sale by the Divestiture Trustee on any ground other than the Divestiture Trustee’s malfeasance. Any such objections by Defendants must be conveyed in writing to the United States, the Plaintiff States and the Divestiture Trustee within ten (10) calendar days after the Divestiture Trustee has provided the notice required under Section VI.A.

E. The Divestiture Trustee shall serve at the cost and expense of Defendants, pursuant to a written agreement with Defendants on such terms and conditions as the United States approves, in consultation with the Plaintiff States, and shall account for all monies derived from the sale of the assets sold by the Divestiture Trustee and all costs and expenses so incurred. After approval by the Court of the Divestiture Trustee’s accounting, including fees for its services and those of any professionals and agents retained by the Divestiture Trustee, all remaining money shall be paid to Defendants and the trust shall then be terminated. The compensation of the Divestiture Trustee and any professionals and agents retained by the Divestiture Trustee shall be reasonable in light of the value of the Divestiture Assets and based on a fee arrangement providing the Divestiture Trustee with an incentive based on the price and terms of the divestiture and the speed with which it is accomplished, but timeliness is paramount.

F. Defendants shall use their best efforts to assist the Divestiture Trustee in accomplishing the required divestiture. The Divestiture Trustee and any consultants,

accountants, attorneys, and other persons retained by the Divestiture Trustee shall have full and complete access to the personnel, books, records, and facilities of the business to be divested, and Defendants shall develop financial and other information relevant to such business as the Divestiture Trustee may reasonably request, subject to reasonable protection for trade secret or other confidential research, development, or commercial information. Defendants shall take no action to interfere with or to impede the Divestiture Trustee’s accomplishment of the divestiture.

G. After its appointment, the Divestiture Trustee shall file monthly reports with the United States, the Plaintiff States, and the Court setting forth the Divestiture Trustee’s efforts to accomplish the divestiture ordered under this Final Judgment. To the extent such reports contain information that the Divestiture Trustee or Defendants deem confidential, such reports shall not be filed in the public docket of the Court. Such reports shall include the name, address, and telephone number of each person who, during the preceding month, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring any interest in the Divestiture Assets, and shall describe in detail each contact with any such person. The Divestiture Trustee shall maintain full records of all efforts made to divest the Divestiture Assets.

H. If the Divestiture Trustee has not accomplished the divestiture ordered under this Final Judgment within six (6) months after its appointment, the Divestiture Trustee shall promptly file with the Court a report setting forth (1) the Divestiture Trustee’s efforts to accomplish the required divestiture, (2) the reasons, in the Divestiture Trustee’s judgment, why the required divestiture has not been accomplished, and (3) the

Divestiture Trustee’s recommendations. To the extent such reports contain information that the Divestiture Trustee deems confidential, such reports shall not be filed in the public docket of the Court. The Divestiture Trustee shall at the same time furnish such report to the Defendants and to the United States, which shall have the right to make additional recommendations consistent with the purpose of the trust. The Court thereafter shall enter such orders as it shall deem appropriate to carry out the purpose of the Final Judgment, which may, if necessary, include extending the trust and the term of the Divestiture Trustee’s appointment by a period requested by the United States.

VI. NOTICE OF PROPOSED DIVESTITURES

A. Within two (2) business days following execution of a definitive divestiture agreement, Defendants or the Divestiture Trustee, whichever is then responsible for effecting the divestitures required herein, shall notify the United States and the Plaintiff States, of any proposed divestitures required by Section IV or V of this Final Judgment. If the trustee is responsible, it shall similarly notify Defendants. The notice shall set forth the details of the proposed divestitures and list the name, address, and telephone number of each person not previously identified who offered or expressed an interest in or desire to acquire any ownership interest in the Divestiture Assets, together with full details of the same.

B. Within fifteen (15) calendar days of receipt by the United States of such notice, the United States, in its sole discretion, in consultation with the Plaintiff States, may request from Defendants, the proposed Acquirer(s), any other third party, or the Divestiture Trustee, if applicable, additional information concerning the proposed divestitures, the proposed Acquirer(s), and any other potential Acquirer(s). Defendants and the Divestiture Trustee shall furnish any additional information requested to the United States within fifteen (15) calendar days of receipt of the request, unless the parties otherwise agree.

C. Within thirty (30) calendar days after receipt of the notice, or within twenty (20) calendar days after the United States has been provided the additional information requested from Defendants, the proposed Acquirer(s), any third party, and the trustee, whichever is later, the United States, in consultation with the Plaintiff States, shall provide written notice to Defendants and/or the Divestiture Trustee, stating whether it objects to the proposed divestitures. If the United States provides written notice that it does not object, the divestitures may be consummated, subject only to the Defendants’ limited right to object to the sale under Section V.D. of this Final Judgment. Absent written notice that the United States does not object to the proposed Acquirer(s) or upon objection by the United States, a divestiture proposed under Section IV or Section V shall not be consummated. Upon objection by Defendants under Section V.D., a divestiture proposed under Section V shall not be consummated unless approved by the Court.

VII. MONITORING TRUSTEE

A. Upon the filing of this Final Judgment, the United States may, in its sole discretion, in consultation with the Plaintiff States, appoint a Monitoring Trustee, subject to approval by the Court.

B. The Monitoring Trustee shall have the power and authority to monitor Defendants’ compliance with the terms of this Final Judgment, and shall have such powers as this Court deems appropriate. The Monitoring Trustee shall be required to investigate and report on the Defendants’ compliance with this Final Judgment and the Defendants’ progress toward effectuating the purposes of this Final Judgment.

C. Subject to Section VII.E of this Final Judgment, the Monitoring Trustee may hire at the cost and expense of Defendants, any consultants, accountants, attorneys, or other persons, who shall be solely accountable to the Monitoring Trustee, reasonably necessary in the Monitoring Trustee’s judgment.

D. Defendants shall not object to actions taken by the Monitoring Trustee in fulfillment of the Monitoring Trustee’s responsibilities under this Final Judgment or any other Order of this Court on any ground other than the Monitoring Trustee’s malfeasance. Any such objections by Defendants must be conveyed in writing to the United States, the Plaintiff States, and the Monitoring Trustee within ten (10) calendar days after the action taken by the Monitoring Trustee giving rise to the Defendants’ objection.

E. The Monitoring Trustee shall serve at the cost and expense of Defendants, pursuant to a written agreement with Defendants on such terms and conditions as the United States, in consultation with the Plaintiff States, approves. The compensation of the Monitoring Trustee and any consultants, accountants, attorneys, and other persons retained by the Monitoring Trustee shall be on reasonable and customary terms commensurate with the individuals’ experience and responsibilities. The Monitoring Trustee shall, within three (3) business days of hiring any consultants, accountants, attorneys, or other persons, provide written notice of such hiring and the rate of compensation to Defendants.

F. The Monitoring Trustee shall have no responsibility or obligation for the operation of Defendants’ businesses.

G. Defendants shall use their best efforts to assist the Monitoring Trustee in monitoring Defendants’ compliance with their individual obligations under this Final Judgment. The Monitoring Trustee and any consultants, accountants, attorneys, and other persons retained by the Monitoring Trustee shall have full and complete access to the personnel, books, records, and facilities relating to compliance with this Final Judgment, subject to reasonable protection for trade secret or confidential research, development, or commercial information or any applicable privileges. Defendants shall take no action to interfere with or to impede the Monitoring Trustee’s accomplishment of its other responsibilities. The Monitoring Trustee shall, within three (3) business days of hiring any consultants, accountants, attorneys, or other persons, provide written notice of such hiring and the rate of compensation to Defendants.

H. After its appointment, the Monitoring Trustee shall file reports every ninety (90) days, or more frequently as needed, with the United States, the Plaintiff States, the Defendants and the Court setting forth the Defendants’ efforts to comply with their individual obligations under this Final Judgment. To the extent such reports contain information that the trustee deems confidential, such reports shall not be filed in the public docket of the Court.

I. The Monitoring Trustee shall serve until the completion of the divestitures required by Sections IV and V of this Final Judgment, including any lease back period pursuant to Section IV.F.5. or IV.G.5.

VIII. FINANCING

Defendants shall not finance all or any part of any purchase made pursuant to Section IV or V of this Final Judgment. For purposes of this Section VIII, subleasing shall not be regarded as financing.

IX. ASSET PRESERVATION

Until the divestiture required by this Final Judgment has been accomplished, Defendants shall take all steps necessary to comply with the Asset Preservation Stipulation and Order entered by this Court. Defendants shall take no action that would jeopardize the divestiture ordered by this Court.

X. AFFIDAVITS

A. Within twenty (20) calendar days of entry of the Court entering the Asset Preservation Order and Stipulation in this matter, and every thirty (30) calendar days thereafter until the divestiture has been completed under Section IV or V, Defendants shall deliver to the United States and the Plaintiff States an affidavit as to the fact and manner of its compliance with Section IV or V of this Final Judgment. Each such affidavit shall include the name, address, and telephone number of each person who, during the that first twenty (20) calendar days or, thereafter, the preceding thirty (30) calendar days, made an offer to acquire, expressed an interest in acquiring, entered into negotiations to acquire, or was contacted or made an inquiry about acquiring, any interest in the Divestiture Assets, and shall describe in detail each contact with any such person during that period. Each such affidavit shall also include a description of the efforts defendants have taken to solicit buyers for the Divestiture Assets, and to provide required information to prospective Acquirers, including the limitations, if any, on such information. Assuming the information set forth in the affidavit is true and complete, any objection by the United States to information provided by Defendants, including limitation on information, shall be made within fourteen (14) calendar days of receipt of such affidavit.

B. Within twenty (20) calendar days of the Court entering the Asset Preservation Order and Stipulation in this matter, Defendants shall deliver to the United States an affidavit that describes in reasonable detail all actions defendants have taken and all steps Defendants have implemented on an ongoing basis to comply with Section IX of this Final Judgment. Defendants shall deliver to the United States an affidavit describing any changes to the efforts and actions outlined in Defendants’ earlier affidavits filed pursuant to this section within fifteen (15) calendar days after the change is implemented.

C. Defendants shall keep all records of all efforts made to preserve and divest the Divestiture Assets until one year after such divestiture has been completed.

XI. COMPLIANCE INSPECTION

A. For the purposes of determining or securing compliance with this Final Judgment, or of any related orders such as any Asset Preservation Order, or of determining whether the Final Judgment should be modified or vacated, and subject to any legally recognized privilege, from time to time authorized representatives of the United States Department of Justice, including consultants and other persons retained by the United States, shall, upon written request of an authorized representative of the Assistant Attorney General in charge of the Antitrust Division, and on reasonable notice to Defendants, be permitted:

(1) access during Defendants’ office hours to inspect and copy, or at the option of the United States, to require Defendants to provide hard copy or electronic copies of, all books, ledgers, accounts, records, data, and documents in the possession, custody, or control of Defendants, relating to any matters contained in this Final Judgment; and

(2) to interview, either informally or on the record, Defendants’ officers, employees, or agents, who may have their individual counsel present, regarding such matters. The interviews shall be subject to the reasonable convenience of the interviewee and without restraint or interference by Defendants.

B. Upon the written request of an authorized representative of the Assistant Attorney General in charge of the Antitrust Division, Defendants shall submit written reports or response to written interrogatories, under oath if requested, relating to any of the matters contained in this Final Judgment as may be requested.

C. No information or documents obtained by the means provided in this section shall be divulged by the United States to any person other than an authorized representative of the executive branch of the United States, except in the course of legal proceedings to which the United States is a party (including grand jury proceedings), or for the purpose of securing compliance with this Final Judgment, or as otherwise required by law.

D. If at the time information or documents are furnished by Defendants to the United States, Defendants represent and identify in writing the material in any such information or documents to which a claim of protection may be asserted under Rule 26(c)(7) of the Federal Rules of Civil Procedure, and Defendants mark each pertinent page of such material, “Subject to claim of protection under Rule 26(c)(7) of the Federal Rules of Civil Procedure,” then the United States shall give Defendants ten (10) calendar days notice prior to divulging such material in any legal proceeding (other than a grand jury proceeding).

XII. NO REACQUISITION

Defendants shall not reacquire any interest in any part of the Divestiture Assets divested under this Final Judgment during the term of this Final Judgment. Nothing in this Final Judgment shall prevent Defendants from engaging in trades, exchanges, or swaps involving Divestiture Assets with an Acquirer, provided such arrangements do not increase Defendants’ percentage of slots operated or held or gates operated or held at the airport in question, except that, consistent with industry practice, Defendants may temporarily operate slots for periods of no more than two consecutive months at the request of the Acquirer. Nothing in this Section XII shall prevent Defendants from acquiring additional slots, gates or facilities, other than the Divestiture Assets, at DCA, LGA or the Key Airports subject to the notification requirement in Section XIII.A. Nothing in this Section shall prevent Defendants from cooperating in gate or facility re-locations in the ordinary course of the airport operator’s business, including re-locating to the Divestiture Assets, provided the Acquirer of those gates is offered alternative gates and Associated Ground Facilities from the airport operator.

XIII. NOTIFICATION OF FUTURE TRANSACTIONS

A. Unless such transaction is otherwise subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. § 18a (the “HSR Act”), Defendants shall not acquire any interest in any slot at DCA that was in use at the completion of the Transaction without providing notice to the United States at least thirty (30) calendar days prior to the acquisition, provided however that this reporting requirement shall not apply to transactions that do not result in an increase in Defendants’ percentage of slots operated or held at DCA. Defendants shall maintain a record of any non-reportable transactions and shall provide such record to the United States promptly upon request.

B. Any notification provided pursuant to Section XIII.A. above shall be provided in the same format as required by the HSR Act, and shall include the names of the principal representatives of the parties to the transaction who negotiated the agreement and any management or strategic plans discussing the proposed transaction. If within the 30-day period after notification the United States makes a written request for additional information regarding the transaction, Defendants shall not consummate the proposed transaction or agreement until thirty (30) calendar days after submitting all such additional information. Early termination of the waiting periods in this paragraph may be requested and, where appropriate, granted in a similar manner as applicable under the requirements and provisions of the HSR Act and rules promulgated thereunder.

C. All references to the HSR Act in this Final Judgment refer to the HSR Act as it exists at the time of the transaction or agreement and incorporate any subsequent amendments to the HSR Act.

XIV. BANKRUPTCY

For purposes of Section 365 of the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§ 101 et. seq. (the “Bankruptcy Code”) or any analogous provision under any law of any foreign or domestic, federal, state, provincial, local, municipal or other governmental jurisdiction relating to bankruptcy, insolvency or reorganization (“Foreign Bankruptcy Law”), (a) no sublease or other agreement related to the Divesture Assets will be deemed to be an executory contract, and (b) if for any reason a sublease or other agreement related to the Divesture Assets is deemed to be an executory contract, the Defendants shall take all necessary steps to ensure that the Acquirer(s) shall be protected in the continued enjoyment of its right under any such agreement including, acceptance of such agreement or any underlying lease or other agreement in proceedings under the Bankruptcy Code or any analogous provision of Foreign Bankruptcy Law.

XV. RETENTION OF JURISDICTION

This Court retains jurisdiction to enable any party to this Final Judgment to apply to this Court at any time for further orders and directions as may be necessary or appropriate to carry out or construe this Final Judgment, to modify any of its provisions, to ensure and enforce compliance, and to punish violations of its provisions.

XVI. EXPIRATION OF FINAL JUDGMENT

Unless this Court grants an extension, this Final Judgment shall expire ten (10) years from the date of its entry.

XVII. PUBLIC INTEREST DETERMINATION

Entry of this Final Judgment is in the public interest. The parties have complied with the requirements of the Antitrust Procedures and Penalties Act, 15 U.S.C. § 16, including making copies available to the public of this Final Judgment, the Competitive Impact Statement, and any comments thereon and the United States’ responses to comments. Based upon the record before the Court, which includes the Competitive

Impact Statement and any comments and response to comments filed with the Court, entry of this Final Judgment is in the public interest.

Date:

Court approval subject to procedures of the Antitrust Procedures and Penalties Act,
15 U.S.C. § 16

The Honorable Colleen Kollar-Kotelly
United States District Judge

EXHIBIT A

DCA SLOTS

JetBlue Slots (currently held by American)

1284	1040	1018	1012	1025	1200
1034	1334	1013	1058	1172	1221
1014	1217	1097	1174

Additional American Air Carrier Slots

1090	1144	1570	1321	1425	1445
1521	1585	1092	1159	1274	1296
1493	1496	1044	1051	1667	1233
1322	1341	1616	1138	1139	1271
1430	1464	1547	1272	1351	1481
1506	1525	1611	1381	1420	1480
1641	1662	1104	1342	1543	1666
1208	1286	1299	1345	1388	1422
1620	1117	1121	1167	1312	1460
1473	1624	1625	1628	1364	1411
1561	1646	1074	1100	1202	1380
1405	1499	1276	1292	1353	1396
1634	1441	1475	1492	1503	1559
1587	1623	1008	1606	1575	1642
1122	1216

US Airways Air Carrier Slots

1070	1066

DCA Gates

Up to five (5) gates from among Gates 24, 26, 28, 30 and 32, if necessary.

EXHIBIT B

LGA SLOTS

Southwest Slots (currently held by American)

3351	2101	3335	3422	3665	3314
2215	3045	2120	3312

American LGA Slots

3189	3068	2139	2147	3236	2222
2096	2075	3784	2033	3841	2008
3594	3671	3380	3258	3282	3080
2032	2230	3013	2166	2111	3826

LGA Gates

Up to two contiguous gates on Concourse C currently leased by American at LGA.

EXHIBIT C

KEY AIRPORT GATES

Boston Logan International Airport

Two gates that Defendants currently lease or two gates that Defendants would be entitled to occupy following any relocation of gates and facilities at the direction of Massport.

Chicago O’Hare International Airport

Gates L1 and L2. Defendants, at their own expense, will reconfigure Gate L2A, L2B, and L2C, as follows: Gate L2A will be restored to a mainline gate by (a) removing the gate at L2B, (b) moving the gate podium that currently serves Gate L2C south, creating one additional bay for gate L2A, and restriping the tarmac. Defendants will retain their interest in Gate L2C.

Dallas Love Field

Gates currently leased by American at Dallas Love Field, or which American will be entitled to occupy following completion of construction of the Love Field Modernization Program.

Los Angeles International Airport

Gates 31A and 31B in Terminal 3.

Miami International Airport

Two gates currently leased by US Airways in Terminal J.

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